                                                                     Exhibit 2.2

                             CERTIFICATE OF MERGER

                                    MERGING

                             EAST ACQUISITION CORP.

                                 WITH AND INTO

                              CMC INDUSTRIES, INC.

                    _______________________________________

           Pursuant to Section 251 of the General Corporation Law of
                             the State of Delaware

                    _______________________________________


       East Acquisition Corp., a Delaware corporation ("Merger Sub"), and CMC Industries, Inc., a Delaware corporation ("Target"), DO HEREBY CERTIFY AS
FOLLOWS:

       FIRST: That Merger Sub was incorporated on May 6, 1999, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Target was incorporated on May 23, 1990, under the name "Cortelco Acquisition Corporation", pursuant to the Delaware Law.

       SECOND: That an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of May 10, 1999, among ACT Manufacturing, Inc., a Massachusetts corporation, Merger Sub and Target, setting forth the terms and conditions of the merger of Merger Sub with and into Target (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the Delaware Law.

       THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be CMC Industries, Inc., a Delaware corporation.

       FOURTH: That pursuant to the Merger Agreement, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as attached hereto as Exhibit A.

       FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:
               CMC Industries, Inc.
               4950 Patrick Henry Drive
               Santa Clara, California 95054

       SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

       SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.



                  [Remainder of Page Intentionally Left Blank]

       IN WITNESS WHEREOF: each of Merger Sub and Target has caused this Certificate of Merger to be executed in its corporate name this 29th day of July, 1999.

                                                    EAST ACQUISITION CORP.



                                                    By: /s/ John A. Pino
                                                        ----------------
                                                       John A. Pino, President



                                                    CMC INDUSTRIES, INC.



                                                    By: /s/ Matthew G. Landa
                                                       --------------------
                                                       Matthew G. Landa,
                                                       President and
                                                       Chief Executive Officer


                                                                       EXHIBIT A

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                             CMC INDUSTRIES, INC.
                                    ******


     FIRST.     The name of the corporation is CMC Industries, Inc. (the
"Corporation").

     SECOND.    The address of the registered office of the Corporation in the
State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD.     The nature of the business or purposes to be conducted or
promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH.    The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share.

     FIFTH.     The Corporation is to have perpetual existence.

     SIXTH.     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

     A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

     B. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

     SEVENTH.   The Corporation eliminates the personal liability of each
member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     EIGHTH.    The Corporation reserves the right to amend or repeal any
provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.